Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Armstrong Flooring Inc.:

We consent to the use of our report dated March 6, 2017, with respect to the consolidated balance sheets of Armstrong Flooring, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 7, 2017